Exhibit (a)(5)



                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                        (Including the Related Rights)

                                      of

                            Daniel Industries, Inc.

                                      at

                             $21.25 Net Per Share

                                      by

                              Emersub LXXIV, Inc.
                         a wholly-owned subsidiary of

                             Emerson Electric Co.


      THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 15, 1999, UNLESS THE OFFER IS EXTENDED.


To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated May 18, 1999 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Emersub LXXIV, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Emerson Electric Co., to purchase all outstanding shares of Common Stock, $1.25 par value (the "Common Stock"), of Daniel Industries, Inc., a Delaware corporation (the "Company"), including the related right as to each share to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, $1.00 par value, of the Company (singularly, a "Right" and collectively, the "Rights") (singularly, a share of such Common Stock, including the related Right, a "Share" and collectively, the "Shares"), at $21.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Your attention is invited to the following:

      1. The tender price is $21.25 per Share, net to you in cash.

      2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Tuesday, June 15, 1999, unless the Offer is extended.


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      3.   The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date (as defined in the Offer to Purchase) and not withdrawn a number of Shares which represents at least 662/3% of the Fully Diluted Shares (as defined in the Offer to Purchase).

      4. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the "Depositary") of:

     (a) Share certificates or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase;

     (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery; and

     (c) any other documents required by the Letter of Transmittal.

     Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

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


                         Instructions with Respect to

                          Offer to Purchase for Cash


                    All Outstanding Shares of Common Stock
                        (Including the Related Rights)

                                      of

                            Daniel Industries, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 18, 1999, and the related Letter of Transmittal, in connection with the offer by Emersub LXXIV, Inc., to purchase all outstanding shares of Common Stock, $1.25 par value (the "Common Stock"), of Daniel Industries, Inc., including the related right as to each share to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, $1.00 par value, of the Company, at $21.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:                           SIGN HERE


---------------------------------- Shares*     --------------------------------
                                                           Signature(s)

Dated  ---------------------------, 1999       --------------------------------


                                               --------------------------------


                                               --------------------------------
                                                    Please print name(s) and
                                                         addresses here





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  *  Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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